Exhibit 3.1

AMENDMENT NO. 5

TO THE

AMENDED AND RESTATED BYLAWS

OF

AUTOBYTEL INC.

A DELAWARE CORPORATION

Section 3.02 of Article III of the Amended and Restated Bylaws of Autobytel Inc. is hereby amended in its entirety to read as follows:

“Section 3.02 NUMBER. The authorized number of directors of the Corporation shall be between five (5) members and thirteen (13) members until changed by an amendment to this Section 3.02. Directors need not be stockholders of the Corporation.”